Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE THIRD QUARTER OF FISCAL 2019

Red Bank, N.J. August 15, 2019 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the third quarter of fiscal 2019 which appears below compared with the third quarter of fiscal 2018. Total royalty income includes any adjustments made by the operating companies based upon their corrected royalty calculations for prior periods as well as any Mobil sulfur royalties. As detailed in the July 31, 2019 distribution press release, total royalty income for the third quarter of fiscal 2019 increased from the third quarter of fiscal 2018 because Grossenkneten operated at full capacity during the quarter just ended compared to the significantly reduced capacity experienced during the third quarter of fiscal 2018. There were negative adjustments ($13,020) impacting royalties during the third quarter of fiscal 2019 and no adjustments during the third quarter of fiscal 2018. Additionally, due to the method of royalty calculation, the Trust received more royalties than it was owed in the third quarter of fiscal 2019. This overpayment of Euros 295,369 will be offset against the scheduled royalty payments in the Trust's fourth fiscal quarter. There were no royalties received under the Mobil Sulfur Agreement in either the third quarter of fiscal 2019 or fiscal 2018.

	3rd Fiscal Quarter Ended 7/31/2019	3rd Fiscal Quarter Ended 7/31/2018	Percentage Change
Total Royalty Income	$2,146,227	$1,900,082	+ 12.95%
Net Income	$2,022,464	$1,767,631	+ 14.42%
Distribution per Unit	$0.22	$0.19	+15.79%

Trust expenses for the third quarter of fiscal 2019 decreased 4.53%, or $6,061, to $127,618 in comparison to $133,679 for the third quarter of fiscal 2018. This decrease in expenses reflects the reduction in office expenses due to the shift to a virtual office.

Total royalty income received during the first nine months of fiscal 2019 increased in comparison to fiscal 2018 due to a combination of higher gas prices under both the Mobil and OEG Agreements during the first two fiscal quarters and higher gas sales during the third quarter of fiscal 2019. The comparison of the relevant periods is shown below.

	Nine Months Ended 7/31/2019	Nine Months Ended 7/31/2018	Percentage Change
Total Royalty Income	$6,684,577	$5,724,343	+16.77%
Net Income	$6,062,002	$5,083,054	+19.26%
Distribution per Unit	$0.66	$0.55	+20.00%

The previously declared distribution of $0.22 cents per unit will be paid on August 28, 2019 to owners of record as of August 16, 2019. Comprehensive details will be available in the Trust's 10-Q filing available through the SEC or the Trust's website, www.neort.com, on or about August 29, 2019. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.